Exhibit 99.2

______________, 2007

To The Board of Directors of Ventures-United, Inc.:

I, Jacque Taylor, hereby resign my position as Secretary and Director of Ventures-United, Inc., effective immediately.

Very truly yours,

Jacque Taylor